Special Committee of Fushi Copperweld, Inc. Provides Update Regarding “Going Private” Proposal

In response to investor inquiries, the Special Committee of the Board of Directors of Fushi Copperweld, Inc. ("Fushi" or the "Company") (Nasdaq: FSIN ) today provided an update regarding the proposal previously submitted by the Company’s Chairman and Co-Chief Executive Officer, Mr. Li Fu ("Mr. Fu") and Abax Global Capital (Hong Kong) Limited on behalf of funds managed by it and its affiliates ("Abax"), for the acquisition of all of the outstanding shares of Common Stock of Fushi not currently owned by Mr. Fu and his affiliates in a going private transaction for $11.50 per share in cash, subject to certain conditions.

As previously announced, Fushi's Board of Directors formed a Special Committee of independent directors to consider this proposal. The Special Committee has negotiated and executed confidentiality and standstill agreements with each of Mr. Fu and Abax. The Special Committee and its independent financial and legal advisors are currently facilitating the due diligence investigation of the Company by Mr. Fu and Abax so that they can be in a position to submit a firm, fully financed offer to the Special Committee. The Special Committee, with the assistance of its advisors, is also considering other strategic alternatives to Mr. Fu’s proposal, including any other acquisition proposal that may be submitted to the Company or to the Special Committee or remaining an independent public company.

There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Special Committee does not intend to disclose developments regarding these matters unless and until it deems disclosure appropriate.

BoA Merrill Lynch is serving as independent financial advisor to the Special Committee and Gibson, Dunn & Crutcher LLP is serving as independent legal counsel.

About Fushi Copperweld
Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Fushi Copperweld Investor Relations
Phone +1.931.433.0482
E-mail: IR@fushicopperweld.com